April 2014 Pricing Sheet dated April 3, 2014 relating to Preliminary Terms No. 121 dated April 3, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Performance of a Basket of an Index and Three Exchange-Traded Funds due December 31, 2014

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — APRIL 3, 2014
Issuer:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Weighting
	S&P 500® Index (the “underlying index”)	SPX	50%
	Shares of the iShares® Russell 2000 ETF (the “IWM ETF”)	IWM	18%
	Shares of the iShares® MSCI EAFE ETF (the “EFA ETF”)	EFA	17%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM ETF”)	EEM	15%

We refer to the IWM ETF, the EFA ETF and the EEM ETF as the ETFs; shares of the IWM ETF, the EFA ETF and the EEM ETF as the ETF Shares; and the underlying index and the ETF Shares collectively as the basket components. Because the underlying index makes up 50% of the basket, we expect that generally the market value of your PLUS and your payment at maturity will depend significantly on the performance of the underlying index.

Aggregate principal amount:	$5.600,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value, for each $10 stated principal amount PLUS,
$10 × basket performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$11.30 (113.00% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	April 3, 2014
Original issue date (settlement date):	April 8, 2014
Valuation date:	December 29, 2014, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-II
Maturity date:	December 31, 2014, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
CUSIP / ISIN:	48127F855 / US48127F8555
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$10.00	$0.018	$9.982
Total	$5,600,000.00	$10,080.00	$5,589,920.00
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.018 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-49 of the accompanying product supplement no. MS-1-II.

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.927 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-1-II, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” at the end of the accompanying preliminary terms.

Preliminary terms no. 121 dated April  3, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002890/e58339fwp.htm

Product supplement no. MS-1-II dated February  6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313000899/crt_dp36035-424b2.pdf

Underlying supplement no. 1-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

PLUS Based on the Performance of a Basket of an Index and Three Exchange-Traded Funds due December 31, 2014

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Basket component return:	On the valuation date, the basket component return for each basket component is equal to the index return or share return, as applicable, for that basket component on the valuation date
Index return:	With respect to the underlying index: final index value – initial index value initial index value
Initial index value:	With respect to the underlying index, the index closing value of the underlying index on the pricing date, which was 1,888.77
Final index value:	With respect to the underlying index, the index closing value of the underlying index on the valuation date
Share return:	With respect to each ETF: final share price – initial share price initial share price
Initial share price:

With respect to each ETF, the closing price of one applicable ETF Share on the pricing date, which was $117.15 for the IWM ETF, $67.57 for the EFA ETF and $41.41 for the EEM ETF, divided by the applicable adjustment factor

Final share price:	With respect to each ETF, the closing price of one applicable ETF Share on the valuation date

Adjustment factor:	With respect to each ETF, set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-II.

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